EXHIBIT 99.1

Tuesday, January 28, 2025

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for 2024

Toano, Va., January 28, 2025—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the holding company for C&F Bank, today reported consolidated net income of $6.0 million for the fourth quarter of 2024, compared to $5.1 million for the fourth quarter of 2023. The Corporation reported consolidated net income of $19.9 million for the year ended December 31, 2024, compared to $23.7 million for the year ended December 31, 2023. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended		For the Year Ended
Consolidated Financial Highlights (unaudited)	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Consolidated net income (000's)	$6,029	$5,088	$19,918	$23,746

Earnings per share - basic and diluted	$1.87	$1.50	$6.01	$6.92

Annualized return on average equity	10.60%	10.06%	9.02%	11.68%
Annualized return on average tangible common equity[1]	12.17%	11.74%	10.37%	13.58%
Annualized return on average assets	0.94%	0.85%	0.80%	0.99%

________________________

1 For more information about these non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“While the past year’s financial performance reflected the challenges of a dynamic interest rate environment, our fourth quarter earnings were solid, and we are optimistic of earnings momentum heading into the coming year,” commented Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. “Our net interest margin was down for 2024, however, it stabilized in the fourth quarter, and we are cautiously optimistic about margin performance in 2025.  The community banking segment delivered solid loan and deposit growth across all markets. Despite facing headwinds from higher mortgage rates and a low inventory of homes for sale, the mortgage banking segment increased its loan production and net income over 2023. While higher charge-offs weighed on profitability at the consumer finance segment, we were able to achieve significant operational efficiencies during 2024. Despite obstacles and adversities that continually confront the banking industry in general, we believe C&F is well-positioned for the future.”

Key highlights for the fourth quarter and the year ended December 31, 2024 are as follows.

●	Community banking segment loans grew $21.5 million, or 6.0 percent annualized, and $180.0 million, or 14.1 percent, compared to September 30, 2024 and December 31, 2023, respectively;
●	Consumer finance segment loans decreased $10.5 million, or 8.8 percent annualized, and $1.7 million, or less than one percent, compared to September 30, 2024 and December 31, 2023, respectively;
●	Deposits increased $35.0 million, or 6.6 percent annualized, and $104.7 million, or 5.1 percent, compared to September 30, 2024 and December 31, 2023, respectively;
●	Consolidated annualized net interest margin was 4.13 percent for the fourth quarter of 2024 compared to 4.17 percent for the fourth quarter of 2023 and 4.13 percent in the third quarter of 2024. Consolidated net interest margin was 4.12 percent for the year ended December 31, 2024 compared to 4.31 percent for the year ended December 31, 2023;

●	The community banking segment recorded no provision for credit losses for the fourth quarter of 2024 and $75,000 for the fourth quarter of 2023, and recorded provision for credit losses of $1.7 million and $1.6 million for the years ended December 31, 2024 and 2023, respectively;
●	The consumer finance segment recorded provision for credit losses of $3.5 million and $2.4 million for the fourth quarters of 2024 and 2023, respectively, and recorded provision for credit losses of $11.6 million and $6.7 million for the years ended December 31, 2024 and 2023, respectively;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 3.40 percent of average total loans for the fourth quarter of 2024, compared to 2.72 percent for the fourth quarter of 2023. Net charge-offs as a percentage of average total loans were 2.62 percent for the year ended December 31, 2024, compared to 1.99 percent for the year ended December 31, 2023; and
●	Mortgage banking segment loan originations increased $32.2 million, or 32.8 percent, to $130.4 million for the fourth quarter of 2024 compared to the fourth quarter of 2023 and increased $29.0 million, or 5.8 percent, to $527.8 million for the year ended December 31, 2024 compared to the year ended December 31, 2023.

Community Banking Segment.  The community banking segment reported net income of $6.4 million for the fourth quarter of 2024, compared to $5.2 million for the same period of 2023, due primarily to:

●	higher interest income resulting from higher average balances of loans and the effects of higher interest rates on asset yields, offset in part by lower average balances of securities;
●	higher other income from bank owned life insurance policies; and
●	lower salaries and employee benefits expense due primarily to a reduction in headcount through attrition;

partially offset by:

●	higher interest expense due primarily to higher rates on deposits and higher average balances of interest-bearing deposits, offset in part by lower average balances of borrowings.

The community banking segment reported net income of $20.3 million for the year ended December 31, 2024, compared to $22.9 million for the same period of 2023, due primarily to:

●	higher interest expense resulting from higher rates on deposits and higher average balances of interest-bearing deposits, partially offset by lower average balances of borrowings;
●	higher data processing and consulting costs related to investments in operational technology to improve resilience, efficiency and customer experience;
●	higher occupancy expense related to branch network improvements, including the relocation of a branch and the opening of a new branch; and
●	higher salaries and employee benefits expense, which have generally increased in line with market conditions, offset in part by a reduction in headcount through attrition;

partially offset by:

●	higher interest income resulting from higher average balances of loans and the effects of higher interest rates on asset yields, offset in part by lower average balances of securities;
●	higher wealth management services income due primarily to higher assets under management;
●	higher other income from bank owned life insurance policies; and
●	higher investment income from other equity investments.

Average loans increased $180.8 million, or 14.4 percent, for the fourth quarter of 2024 and increased $164.0 million, or 13.5 percent, for the year ended December 31, 2024, compared to the same periods in 2023, due primarily to growth in the construction, commercial real estate, and residential mortgage segments of the loan portfolio. Average deposits increased $140.2 million, or 6.9 percent, for the fourth quarter of 2024 and increased $110.8 million, or 5.5 percent, for the year ended December 31, 2024, compared to the same periods in 2023, due primarily to higher balance of time deposits, partially offset by decreases in savings and interest-bearing demand deposits and noninterest-bearing demand deposits amid increased competition for deposits and the higher interest rate environment.

Average loan yields and average costs of interest-bearing deposits were higher for the fourth quarter and the year ended December 31, 2024, compared to the same periods of 2023, due primarily to the effects of the higher interest rate environment.

The community banking segment’s nonaccrual loans were $333,000 at December 31, 2024 compared to $406,000 at December 31, 2023. The community banking segment recorded no provision for credit losses for the fourth quarter of 2024 and $1.7 million for the year ended December 31, 2024 compared to $75,000 and $1.6 million for the same periods of 2023. At December 31, 2024, the allowance for credit losses increased to $17.4 million, compared to $16.1 million at December 31, 2023. The allowance for credit losses as a percentage of total loans decreased to 1.20 percent at December 31, 2024 from 1.26 percent at December 31, 2023. The increases in provision and allowance for credit losses are due primarily to growth in the loan portfolio. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $87,000 and $1.1 million for the fourth quarter and year ended December 31, 2024, respectively, compared to a net loss of $103,000 and net income of $465,000 for the same periods of 2023, due primarily to:

●	higher gains on sales of loans and higher mortgage banking fee income due to higher volume of mortgage loan originations; and
●	lower occupancy expenses due to an effort to reduce overhead costs;

partially offset by:

●	higher variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits; and
●	lower reversal of provision for indemnifications.

The sustained elevated level of mortgage interest rates, combined with higher home prices and lower levels of inventory, led to a level of mortgage loan originations in 2024 and 2023 for the industry that is lower than recent historical averages. Mortgage loan originations for the mortgage banking segment were $130.4 million for the fourth quarter of 2024, comprised of $15.9 million refinancings and $114.5 million home purchases, compared to $98.2 million, comprised of $12.5 million refinancings and $85.7 million home purchases, for the same period in 2023. Mortgage loan originations for the mortgage banking segment were $527.8 million for the year ended December 31, 2024, comprised of $50.2 million refinancings and $477.6 million home purchases, compared to $498.8 million, comprised of $52.7 million refinancings and $446.1 million home purchases, for the same period in 2023. Mortgage loan originations in the fourth quarter of 2024 decreased $26.6 million compared to the third quarter of 2024 due in part to normal industry seasonal fluctuations. Mortgage loan segment originations include originations of loans sold to the community banking segment, at prices similar to those paid by third-party investors. These transactions are eliminated to reach consolidated totals.

During the fourth quarter and year ended December 31, 2024, the mortgage banking segment recorded a reversal of provision for indemnification losses of $85,000 and $460,000, respectively, compared to a reversal of provision for indemnification losses of $150,000 and $585,000 in the same periods of 2023. The mortgage banking segment increased reserves for indemnification losses during 2020 based on widespread forbearance on mortgage loans and economic uncertainty related to the COVID-19 pandemic. The release of indemnification reserves in 2024 and 2023 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance, lower volume of mortgage loan originations in recent years and other factors affecting expected losses on mortgage loans sold in the secondary market, such as time since origination. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $272,000 and $1.4 million for the fourth quarter and year ended December 31, 2024, respectively, compared to net income of $618,000 and $2.9 million for the same periods in 2023. The decreases in consumer finance segment net income were due primarily to:

●	higher provision for credit losses due primarily to increased net charge-offs; and
●	higher interest expense on variable rate borrowings from the community banking segment as a result of higher interest rates and higher average balances of borrowings;

partially offset by:

●	higher interest income resulting from the effects of higher interest rates on loan yields and higher average balances of loans;
●	lower salaries and employee benefits expense due to an effort to reduce overhead costs; and
●	lower loan processing and collection expenses due primarily to efficiency initiatives within the collections department.

Average loans increased $2.5 million, or one percent, for the fourth quarter of 2024 and increased $2.9 million, or one percent, for the year ended December 31, 2024, compared to the same periods in 2023. The consumer finance segment experienced net charge-offs at a rate of 2.62 percent of average total loans for the year ended December 31, 2024, compared to 1.99 percent for the year ended December 31, 2023, due primarily to an increase in the number of delinquent loans, the number of repossessions, and the average amount charged-off when a loan was uncollectable. Higher amounts charged-off per loan resulted in part from larger loan amounts, generally purchased in 2020 and 2021 when automobile values were higher, being charged-off in the current year, with the wholesale values of automobiles having declined since then. At December 31, 2024, total delinquent loans as a percentage of total loans was 3.90 percent, compared to 4.09 percent at December 31, 2023, and 3.49 percent at September 30, 2024.

The consumer finance segment, at times, offers payment deferrals as a portfolio management technique to achieve higher ultimate cash collections on select loan accounts. A significant reliance on deferrals as a means of managing collections may result in a lengthening of the loss confirmation period, which would increase expectations of credit losses inherent in the portfolio. Average amounts of payment deferrals of automobile loans on a monthly basis, which are not included in delinquent loans, were 2.11 percent and 1.80 percent of average automobile loans outstanding during the fourth quarter and year ended December 31, 2024, respectively, compared to 2.02 percent and 1.87 percent during the same periods during 2023. The allowance for credit losses was $22.7 million at December 31, 2024 and $23.6 million at December 31, 2023. The allowance for credit losses as a percentage of total loans decreased to 4.86 percent at December 31, 2024 from 5.03 percent at December 31, 2023, primarily as a result of growth in loans with stronger credit quality while balances of loans with lower credit quality declined. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in further elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of December 31, 2024, the Corporation’s uninsured deposits were approximately $640.2 million, or 29.5 percent of total deposits. Excluding intercompany cash holdings and municipal deposits, which are secured with pledged securities, amounts uninsured were approximately $455.2 million, or 21.0 percent of total deposits as of December 31, 2024. The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $288.1 million and borrowing availability was $606.2 million as of December 31, 2024, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $439.1 million as of December 31, 2024.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home loan Bank of Atlanta (FHLB) may be used to fund the Corporation’s day-to-day operations. Short-term borrowings also include securities sold under agreements to repurchase.  Total borrowings increased to $122.6 million at December 31, 2024 from $109.5 million at December 31, 2023 due primarily to higher long-term borrowings from the FHLB used in part to fund loan growth.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends.  The Corporation declared cash dividends during the year ended December 31, 2024 totaling $1.76 per share, including a quarterly cash dividend of 44 cents per share during the fourth quarter of 2024, which was paid on January 1, 2025. These dividends represent a payout ratio of 23.5 percent of earnings per share for the fourth quarter of 2024 and 29.3 percent of earnings per share for the year ended December 31, 2024.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $9.5 million at December 31, 2024, compared to December 31, 2023, due primarily to net income and lower unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income, partially offset by share repurchases and dividends paid on the Corporation’s common stock. The Corporation’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of rising market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest. Unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale, net of deferred income taxes, decreased to $23.7 million at December 31, 2024 compared to $25.0 million at December 31, 2023 due primarily to fluctuations in debt security market interest rates and a decrease in the balance of securities available for sale.

As of December 31, 2024, the most recent notification from the FDIC categorized the C&F Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at December 31, 2024, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at December 31, 2024. For additional information, see “Capital Ratios” below.  The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses became realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

In December 2023, the Board of Directors authorized a program, effective January 1, 2024 through December 31, 2024, to repurchase up to $10.0 million of the Corporation’s common stock (the 2024 Repurchase Program). During the fourth quarter and year ended December 31, 2024, the Corporation repurchased 11,100 shares, or $679,000, and 160,694 shares, or $7.9 million, of its common stock under the 2024 Repurchase Program, respectively. In December 2024, the Board of Directors authorized a new program, effective January 1, 2025 through December 31, 2025, to repurchase up to $5.0 million of the Corporation’s common stock through December 31, 2025 (the 2025 Repurchase Program).

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $75.40 per share on January 27, 2025.  At December 31, 2024, the book value per share of the Corporation was $70.00 and the tangible book value per share was $61.86.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia and the surrounding states. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered primarily in the Northeastern, Midwestern and Southern United States from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted return on average equity, adjusted return on average assets, return on average tangible common equity (ROTCE), adjusted ROTCE, tangible book value per share, price to tangible book value ratio, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quote and statements regarding future interest rates and conditions in the Corporation’s industries and markets, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, expected trends in yields on loans, expected future recovery of investments in debt securities, future dividend payments, deposit trends, charge-offs and delinquencies, changes in cost of funds and net interest margin and items affecting net interest margin, strategic business initiatives and the anticipated effects thereof, changes in interest rates and the effects thereof on net interest income, mortgage loan originations, expectations regarding C&F Bank’s regulatory risk-based capital requirement levels, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for credit losses and the level of future charge-offs, market interest rates and housing inventory and resulting effects in mortgage loan origination volume, sources of liquidity, adequacy of the reserve for indemnification losses related to loans sold in the secondary market, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, increases in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth
●	general market conditions, including disruptions due to pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflicts between Russia and Ukraine and in the Middle East) or other major events, or the prospect of these events
●	average loan yields and average costs of interest-bearing deposits
●	financial services industry conditions, including bank failures or concerns involving liquidity
●	labor market conditions, including attracting, hiring, training, motivating and retaining qualified employees
●	the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market area
●	the value of securities held in the Corporation’s investment portfolios

●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows
●	the strength of the Corporation’s counterparties
●	the availability of lines of credit from the FHLB and other counterparties
●	the soundness of other financial institutions and any indirect exposure related to the closing of other financial institutions and their impact on the broader market through other customers, suppliers and partners, or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Corporation has commercial or deposit relationships
●	competition from both banks and non-banks, including competition in the non-prime automobile finance markets and marine and recreational vehicle finance markets
●	services provided by, or the level of the Corporation’s reliance upon third parties for key services
●	the commercial and residential real estate markets, including changes in property values
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansions and consolidations plans
●	cyber threats, attacks or events
●	C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections by the Corporation thereunder

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	12/31/2024	12/31/2023
Interest-bearing deposits in other banks	$49,423	$58,777
Investment securities - available for sale, at fair value	418,625	462,444
Loans held for sale, at fair value	20,112	14,176
Loans, net:
Community Banking segment	1,436,226	1,257,557
Consumer Finance segment	444,085	444,931
Total assets	2,563,385	2,438,498
Deposits	2,170,860	2,066,130
Repurchase agreements	28,994	30,705
Other borrowings	93,615	78,834
Total equity	226,970	217,516

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Interest income	$36,443	$32,408	$139,594	$124,137
Interest expense	11,343	8,466	42,819	26,430
Provision for credit losses:
Community Banking segment	-	75	1,650	1,625
Consumer Finance segment	3,500	2,400	11,600	6,650
Noninterest income:
Gains on sales of loans	1,250	850	6,064	5,780
Other	5,700	6,953	24,474	23,835
Noninterest expenses:
Salaries and employee benefits	11,953	14,035	53,578	54,876
Other	9,363	9,038	36,352	35,007
Income tax expense	1,205	1,109	4,215	5,418
Net income	6,029	5,088	19,918	23,746

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	33,122	29,147	127,288	111,146
Interest income on securities-FTE	3,046	3,121	12,079	12,710
Total interest income-FTE	36,731	32,677	140,741	125,101
Net interest income-FTE	25,388	24,211	97,922	98,671

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Quarter Ended
	12/31/2024			12/31/2023
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$321,796	$1,898	2.36%	$392,368	$2,093	2.13%
Tax-exempt	120,119	1,148	3.82	118,263	1,028	3.48
Total securities	441,915	3,046	2.76	510,631	3,121	2.44
Loans:
Community banking segment	1,438,195	20,036	5.54	1,257,418	16,813	5.30
Mortgage banking segment	30,674	486	6.30	22,288	383	6.82
Consumer finance segment	473,816	12,600	10.58	471,355	11,951	10.06
Total loans	1,942,685	33,122	6.78	1,751,061	29,147	6.60
Interest-bearing deposits in other banks	58,212	563	3.85	42,114	409	3.85
Total earning assets	2,442,812	36,731	5.98	2,303,806	32,677	5.63
Allowance for credit losses	(40,930)			(40,614)
Total non-earning assets	159,082			142,252
Total assets	$2,560,964			$2,405,444

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$331,156	601	0.72	$341,243	556	0.65
Money market deposit accounts	299,321	1,136	1.51	299,712	896	1.19
Savings accounts	176,106	26	0.06	194,476	33	0.07
Certificates of deposit	811,224	8,325	4.08	635,702	5,665	3.54
Total interest-bearing deposits	1,617,807	10,088	2.48	1,471,133	7,150	1.93
Borrowings:
Repurchase agreements	30,673	131	1.71	33,418	126	1.51
Other borrowings	93,765	1,124	4.79	98,875	1,190	4.81
Total borrowings	124,438	1,255	4.03	132,293	1,316	3.98
Total interest-bearing liabilities	1,742,245	11,343	2.59	1,603,426	8,466	2.10
Noninterest-bearing demand deposits	547,890			554,321
Other liabilities	43,379			45,462
Total liabilities	2,333,514			2,203,209
Equity	227,450			202,235
Total liabilities and equity	$2,560,964			$2,405,444
Net interest income		$25,388			$24,211
Interest rate spread			3.39%			3.53%
Interest expense to average earning assets			1.85%			1.46%
Net interest margin			4.13%			4.17%

	For the Year Ended
	12/31/2024			12/31/2023
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$335,647	$7,563	2.25%	$428,895	$9,110	2.12%
Tax-exempt	119,978	4,516	3.76	108,006	3,600	3.33
Total securities	455,625	12,079	2.65	536,901	12,710	2.37
Loans:
Community banking segment	1,378,131	75,707	5.49	1,214,143	62,188	5.12
Mortgage banking segment	30,737	1,897	6.17	25,598	1,695	6.62
Consumer finance segment	476,775	49,684	10.42	473,885	47,263	9.97
Total loans	1,885,643	127,288	6.75	1,713,626	111,146	6.49
Interest-bearing deposits in other banks	37,238	1,374	3.69	35,351	1,245	3.52
Total earning assets	2,378,506	140,741	5.92	2,285,878	125,101	5.47
Allowance for loan losses	(40,736)			(41,047)
Total non-earning assets	156,726			148,666
Total assets	$2,494,496			$2,393,497

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$327,700	2,170	0.66	$354,643	2,134	0.60
Money market deposit accounts	296,278	4,313	1.46	317,601	3,017	0.95
Savings accounts	180,429	111	0.06	209,033	124	0.06
Certificates of deposit	767,721	31,465	4.10	541,252	15,112	2.79
Total interest-bearing deposits	1,572,128	38,059	2.42	1,422,529	20,387	1.43
Borrowings:
Repurchase agreements	27,754	456	1.64	32,393	399	1.23
Other borrowings	91,713	4,304	4.69	116,908	5,644	4.83
Total borrowings	119,467	4,760	3.98	149,301	6,043	4.05
Total interest-bearing liabilities	1,691,595	42,819	2.53	1,571,830	26,430	1.68
Noninterest-bearing demand deposits	536,828			575,452
Other liabilities	45,217			42,954
Total liabilities	2,273,640			2,190,236
Equity	220,856			203,261
Total liabilities and equity	$2,494,496			$2,393,497
Net interest income		$97,922			$98,671
Interest rate spread			3.39%			3.79%
Interest expense to average earning assets			1.80%			1.16%
Net interest margin			4.12%			4.31%

	12/31/2024
Funding Sources	Capacity	Outstanding	Available
Unsecured federal funds agreements	$75,000	$—	$75,000
Borrowings from FHLB	257,734	40,000	217,734
Borrowings from Federal Reserve Bank	313,499	—	313,499
Total	$646,233	$40,000	$606,233

Asset Quality	12/31/2024	12/31/2023
Community Banking
Total loans	$1,453,605	$1,273,629
Nonaccrual loans	$333	$406

Allowance for credit losses (ACL)	$17,379	$16,072
Nonaccrual loans to total loans	0.02%	0.03%
ACL to total loans	1.20%	1.26%
ACL to nonaccrual loans	5,218.92%	3,958.62%
Year-to-date net charge-offs to average loans	0.01%	0.01%

Consumer Finance
Total loans	$466,793	$468,510
Nonaccrual loans	$614	$892
Repossessed assets	$779	$646
ACL	$22,708	$23,579
Nonaccrual loans to total loans	0.13%	0.19%
ACL to total loans	4.86%	5.03%
ACL to nonaccrual loans	3,698.37%	2,643.39%
Year-to-date net charge-offs to average loans	2.62%	1.99%

	For The		For The
	Quarter Ended		Year Ended
Other Performance Data	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Net Income (Loss):
Community Banking	$6,364	$5,186	$20,284	$22,928
Mortgage Banking	87	(103)	1,108	465
Consumer Finance	272	618	1,414	2,879
Other[1]	(694)	(613)	(2,888)	(2,526)
Total	$6,029	$5,088	$19,918	$23,746

Net income attributable to C&F Financial Corporation	$6,037	$5,068	$19,834	$23,604

Earnings per share - basic and diluted	$1.87	$1.50	$6.01	$6.92
Weighted average shares outstanding - basic and diluted	3,226,999	3,367,931	3,299,574	3,411,995

Annualized return on average assets	0.94%	0.85%	0.80%	0.99%
Annualized return on average equity	10.60%	10.06%	9.02%	11.68%
Annualized return on average tangible common equity[2]	12.17%	11.74%	10.37%	13.58%
Dividends declared per share	$0.44	$0.44	$1.76	$1.76

Mortgage loan originations - Mortgage Banking	$130,426	$98,238	$527,750	$498,797
Mortgage loans sold - Mortgage Banking	154,552	109,387	522,001	498,852

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	12/31/2024	12/31/2023
Market value per share	$71.25	$68.19
Book value per share	$70.00	$64.28
Price to book value ratio	1.02	1.06
Tangible book value per share[1]	$61.86	$56.40
Price to tangible book value ratio[1]	1.15	1.21
Price to earnings ratio (ttm)	11.86	9.87

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	12/31/2024	12/31/2023	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	14.1%	14.8%	8.0%
Tier 1 risk-based capital ratio	11.9%	12.6%	6.0%
Common equity tier 1 capital ratio	10.7%	11.3%	4.5%
Tier 1 leverage ratio	9.8%	10.1%	4.0%

C&F Bank[2]
Total risk-based capital ratio	13.6%	14.1%	8.0%
Tier 1 risk-based capital ratio	12.3%	12.9%	6.0%
Common equity tier 1 capital ratio	12.3%	12.9%	4.5%
Tier 1 leverage ratio	10.1%	10.3%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at December 31, 2024 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2023 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Year Ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$227,450	$202,235	$220,856	$203,261
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,183)	(1,439)	(1,273)	(1,538)
Average noncontrolling interest	(518)	(515)	(649)	(675)
Average tangible common equity	$200,558	$175,090	$193,743	$175,857

Net income	$6,029	$5,088	$19,918	$23,746
Amortization of intangibles	64	69	260	273
Net loss (income) attributable to noncontrolling interest	8	(20)	(84)	(142)
Net tangible income attributable to C&F Financial Corporation	$6,101	$5,137	$20,094	$23,877

Annualized return on average equity, as reported	10.60%	10.06%	12.02%	15.58%
Annualized return on average tangible common equity	12.17%	11.74%	10.37%	13.58%

	For The Quarter Ended		For The Year Ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$33,075	$29,093	$127,089	$110,938
FTE adjustment	47	54	199	208
FTE interest income on loans	$33,122	$29,147	$127,288	$111,146

Interest income on securities	$2,805	$2,906	$11,131	$11,954
FTE adjustment	241	215	948	756
FTE interest income on securities	$3,046	$3,121	$12,079	$12,710

Total interest income	$36,443	$32,408	$139,594	$124,137
FTE adjustment	288	269	1,147	964
FTE interest income	$36,731	$32,677	$140,741	$125,101

Net interest income	$25,100	$23,942	$96,775	$97,707
FTE adjustment	288	269	1,147	964
FTE net interest income	$25,388	$24,211	$97,922	$98,671

____________________

1	Assuming a tax rate of 21%.

	December 31,	December 31,
(Dollars in thousands except for per share data)	2024	2023
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$226,360	$216,878
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,147)	(1,407)
Tangible equity attributable to C&F Financial Corporation	$200,022	$190,280

Shares outstanding	3,233,672	3,374,098

Book value per share	$70.00	$64.28
Tangible book value per share	$61.86	$56.40